Exhibit 5.1

TDH HOLDINGS, INC.	D +852 3656 6054
E nathan.powell@ogier.com

Reference: NMP/JTC/182160.00005

16 February 2022

Dear Sirs

TDH HOLDINGS, INC. (the Company)

We have acted as British Virgin Islands counsel to the Company in connection with the Company’s preparation of the Registration Statement on Form F-3, including all amendments or supplements thereto (the Registration Statement), to be filed by the Company with the United States Securities and Exchange Commission (the Commission) under the United States Securities Act 1933, as amended (the Act) on or about the date hereof. The Registration Statement relates to the resale, from time to time, by the selling shareholders (the "Selling Shareholders") identified in the Registration Statement under the caption "Selling Shareholders" of up to 21,886,536 of the Company’s common shares (the “Common Shares”), pursuant to the Registration Statement.

We have been advised that the Common Shares may be sold or delivered from time to time as set forth in the Registration Statement, any amendment thereto and the Prospectus contained therein pursuant to Rule 462(b) under the Act and that this opinion is required to be furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act. No opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related applicable Prospectus other than as expressly stated herein with respect to the issue of the Common Shares.

Unless a contrary intention appears, all capitalised terms used in this opinion have the respective meanings set forth in the Documents. A reference to a Schedule is a reference to a schedule to this opinion and the headings herein are for convenience only and do not affect the construction of this opinion.

1	Documents examined

For the purposes of giving this opinion, we have examined originals, copies, or drafts of the following documents: (the Documents):

(a)	the constitutional documents and public records of the Company obtained from the Registry of Corporate Affairs in the British Virgin Islands (the Registrar) on 14 February 2022 (the Company Registry Records), including:

(i)	a copy of the certificate of incorporation of the Company dated 30 September 2015; and

Ogier British Virgin Islands, Cayman Islands, Guernsey, Jersey and Luxembourg practitioners Floor 11 Central Tower 28 Queen's Road Central Central Hong Kong T +852 3656 6000 F +852 3656 6001 ogier.com	Partners Nicholas Plowman Nathan Powell Anthony Oakes Oliver Payne Kate Hodson David Nelson Michael Snape	Justin Davis Florence Chan Lin Jacobsen Cecilia Li James Bergstrom Marcus Leese

(ii)	a copy of the memorandum and articles of association of the Company as amended by special resolution dated 20 January 2022 and filed with the Registrar on 24 January 2022 (the Memorandum and Articles).

(b)	the public information revealed from a search of the electronic records of the Civil Division and the Commercial Division of the Registry of the High Court and of the Court of Appeal (Virgin Islands) Register, each from 1 January 2000, as maintained on the Judicial Enforcement Management System (the High Court Database) by the Registry of the High Court of the Virgin Islands on 14 February 2022 (the Court Records, and together the Company Registry Records, the Public Records);

(c)	a certificate of incumbency in respect of the Company dated 10 February 2022 (the Certificate of Incumbency) issued by the Registrar;

(d)	a copy of the register of directors of the Company as at 21 January 2022 (the Register of Directors);

(e)	a copy of the written resolutions of a majority of members of the board of directors of the Company dated 26 January 2022 (the Board Resolutions); and

(f)	the Registration Statement.

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in this paragraph 2 without having carried out any independent investigation or verification in respect of those assumptions:

(a)	all original documents examined by us are authentic and complete;

(b)	all copy documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete;

(c)	all signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine;

(d)	each of the Certificate of Incumbency and the Register of Directors is accurate and complete as at the date of this opinion;

(e)	the Memorandum and Articles are in full force and effect and have not been amended, varied, supplemented or revoked in any respect;

(f)	all copies of the Registration Statement are true and correct copies and the Registration Statement conform in every material respect to the latest drafts of the same produced to us and, where the Registration Statement has been provided to us in successive drafts marked-up to indicate changes to such documents, all such changes have been so indicated;

(g)	the Board Resolutions remain in full force and effect and have not been, and will not be, rescinded or amended, and each of the directors of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him or her in approving the transactions set out in the Board Resolutions and no director has a financial interest in or other relationship to a party of the transactions contemplated therein which has not been properly disclosed in the Board Resolutions;

(h)	neither the directors and shareholders of the Company have taken any steps to wind up the Company or to appoint a liquidator of the Company and no receiver has been appointed over any of the Company’s property or assets;

(i)	the Company has issued the Common Shares in furtherance of its objects as set out in its Memorandum;

(j)	the issue of any of the Common Shares at the time of issuance, whether as a principal issue or on the conversion, exchange or exercise of any Common Shares, would not result in the Company exceeding its maximum number of shares that it is authorised to issue at the relevant time;

(k)	the form and terms of any and all Common Shares, the issuance and sale thereof by the Company, and the Company’s incurrence and performance of its obligations thereunder or in respect thereof (including, without limitation, its obligations under any related agreement, indenture or supplement thereto) in accordance with the terms thereof will not violate the Memorandum and Articles of Association nor any applicable law, regulation, order or decree in the British Virgin Islands;

(l)	no invitation has been or will be made by or on behalf of the Company to the public in the British Virgin Islands to subscribe for any Security and none of the Common Shares have been offered or issued to residents of the British Virgin Islands;

(m)	all necessary corporate action has been and will be taken to authorise and approve any issuance of Common Shares (including, if a new class of shares are to be issued, all necessary corporate action to establish one or more series of shares and fix the designation, powers, preferences, rights, qualifications, limitations and restrictions thereof) and the terms of the offering of such Common Shares thereof and any other related matters and that the applicable definitive purchase, underwriting or similar agreement will be duly approved, executed and delivered by or on behalf of the Company and all other parties thereto;

(n)	upon the issue of any Common Shares or any series of shares of the Company, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof;

(o)	the capacity, power and authority of all parties other than the Company to enter into and perform their obligations under any and all documents entered into by such parties in connection with the issuance of the Common Shares, and the due execution and delivery thereof by each party thereto;

(p)	the Company is, and after the allotment (where applicable) and issuance of any Security will be, able to pay its liabilities as they fall due;

(q)	the information and each of the documents disclosed by the Public Records was and is accurate, up-to-date and remains unchanged as at the date hereof and there is no information or document which has been delivered for registration, or which is required by the laws of the British Virgin Islands to be delivered for registration, which was not included and available for inspection in the Public Records; and

(r)	there is no provision of the law of any jurisdiction, other than the British Virgin Islands, which would have any implication in relation to the opinions expressed herein.

3	Opinions

On the basis of the examinations and assumptions referred to above and subject to the limitations and qualifications set forth in paragraph 4 below, we are of the opinion that:

Corporate status

(a)	The Company is a company duly incorporated with limited liability under the BVI Business Companies Act, 2004 (the BCA) on 30 September 2015, and is validly existing and in good standing under the laws of the British Virgin Islands. It is a separate legal entity and subject to suit in its own name and has the capacity to sue in its own name.

Valid Issuance of Common Shares

(b)	With respect to the Common Shares, when

(i)	the board of directors of the Company (the Board) has taken all necessary corporate action to approve the issuance and allotment of the Common Shares, the terms of the offering of the Common Shares and any other related matters;

(ii)	either (A) the provisions of the applicable definitive purchase, underwriting or similar agreement approved by the Board have been satisfied and payment of the consideration specified therein (being not less than the par value of the Common Shares) has been made, or (B) if such Common Shares are issuable upon conversion, exchange, redemption, repurchase or exercise of any other security, the terms of such security, the Memorandum and Articles or the instrument governing such security providing for such conversion, exchange, redemption, repurchase or exercise for Common Shares, as approved by the Board, have been satisfied and the consideration approved by the Board (being not less than the par value of the Common Shares) received; and

(iii)	valid entry have been made in the register of members of the Company reflecting such issuance of Common Shares, in each case in accordance with the Memorandum and Articles,

the Common Shares will be recognised as having been duly authorised and validly issued, fully paid and non-assessable.

4	Limitations and Qualifications

4.1	We offer no opinion:

(a)	as to any laws other than the laws of the British Virgin Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in the Documents to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the British Virgin Islands; or

(b)	except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the Registration Statement, the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the Registration Statement and any other agreements into which the Company may have entered or any other documents.

4.2	Under the BCA an annual fee must be paid in respect of the Company to the Registry of Corporate Affairs in the British Virgin Islands. Failure to pay the annual fees by the relevant due date will render the Company liable to a penalty fee in addition to the amount of the outstanding fees. If the license fee remains unpaid from the due date, the Company will be liable to be struck off the Register of Companies.

4.3	For the purposes of this opinion "in good standing" means only that as of the date of this opinion the Company is up-to-date with the payment of its annual fee to the Registry of Corporate Affairs under the BCA. We have made no enquiries into the Company's good standing with respect to any filings or payment of fees, or both, that it may be required to make under the laws of the British Virgin Islands other than the BCA.

4.4	The Public Records and our searches thereof may not reveal the following:

(a)	in the case of the Company Registry Records, details of matters which have not been lodged for registration or have been lodged for registration but not actually registered at the time of our search;

(b)	in the case of the Court Records, details of proceedings which have been filed but not actually entered in the High Court Database at the time of our search;

(c)	whether an application for the appointment of a liquidator or a receiver has been presented to the High Court of the British Virgin Islands or whether a liquidator or a receiver has been appointed out of court, or whether any out of court dissolution, reconstruction or reorganisation of the Company has been commenced; or

(d)	any originating process (including an application to appoint a liquidator) in respect of the Company in circumstances where the High Court of the British Virgin Islands has prior to the issuance of such process ordered that such process upon issuance be anonymised (whether on a temporary basis or otherwise), and the following points should also be noted:

(e)	the Court Records reflect the information accessible remotely on the High Court Database, we have not conducted a separate search of the underlying Civil Cause Book (the Civil Cause Book) or the Commercial Cause Book (the Commercial Cause Book) at the Registry of the High Court of the British Virgin Islands. Although the High Court Database should reflect the content of the Civil Cause Book and the Commercial Cause Book, neither the High Court Database nor the Civil Cause Book or Commercial Cause Book is updated every day, and for that reason neither facility can be relied upon to reveal whether or not a particular entity is a party to litigation in the British Virgin Islands;

(f)	the High Court Database is not updated if third parties or noticed parties are added to or removed from the proceedings after their commencement; and

(g)	while it is a requirement under Section 118 of the Insolvency Act 2003 that notice of the appointment of a receiver be registered with the Registry of Corporate Affairs, however, it should be noted that failure to file a notice of appointment of a receiver does not invalidate the receivership but gives rise to penalties on the part of the receiver.

5	Governing law of this opinion

5.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the British Virgin Islands;

(b)	limited to the matters expressly stated in it; and

(c)	confined to, and given on the basis of, the laws and practice in the British Virgin Islands at the date of this opinion.

5.2	Unless otherwise indicated, a reference to any specific British Virgin Islands legislation is a reference to that legislation as amended to the date of this opinion.

6	Reliance

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the headings “Enforceability of Civil Liabilities” and “Legal Matters” of the Registration Statement. In giving such consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

This opinion may be used only in connection with the offer and sale of the Common Shares while the Registration Statement is effective.

Yours faithfully

Ogier